Exhibit 3.12

AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET

COLLECTIVE TRUST

NINTH AMENDED AND RESTATED FUND DECLARATION

BALANCED FUND

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995 and as further amended as July 15, 2002 and December 1, 2004, and as amended and restated effective May 1, 2009 (the “Declaration of Trust”), which authorizes State Street Bank and Trust Company of New Hampshire as trustee (“State Street” or the “Trustee”) of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”) to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of July 6, 2009 State Street hereby amends and restates the Fund Declaration dated March 10, 2004 of the Balanced Fund, an investment fund established under the Collective Trust (the “Balanced Fund”). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Balanced Fund subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Declaration of Trust.

1. Investment Objective. The investment objective of the Balanced Fund is to achieve both current income and long-term capital appreciation. The Balanced Fund will seek to achieve, over an extended period of time, total returns comparable to or superior to an appropriate combination of broad measures of the domestic stock and bond markets.

2. Investment Guidelines and Restrictions. The assets of the Balanced Fund shall be invested and reinvested primarily in (i) publicly traded common stocks and other equity-type securities, and (ii) medium-to long-term debt securities and money market instruments, provided that the Trustee may invest all or any portion of the assets of the Balanced Fund in accordance with Section 3.03(c) of the Declaration of Trust. It is expected that (i) at least 40%, but not more than 70%, of the assets of the Balanced Fund will be invested in common stocks and other equity-type instruments, including convertible securities and, (ii) at least 30%, but not more than 60%, of the assets of the Balanced Fund will be invested in nonconvertible debt securities and money market instruments. Securities of non-U.S. companies may be held by the Balanced Fund directly or indirectly through American Depositary Receipts or European Depositary Receipts.

All or any part of the investments by the Balanced Fund may be made through other of the Program’s Funds established under the Collective Trust (collectively, the “Funds”), so long as such Funds comply with the investment guidelines and restrictions described herein.

It is the intention of the Trustee not to cause the Balanced Fund to invest in derivative securities, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Funds may be issued (the “Prospectus”). The Trustee, subject to consultation with ABA Retirement Funds, or an investment fiduciary designated by it, may in the future review such investment policy.

The Balanced Fund will not, except as otherwise permitted in the Prospectus:

(a) trade in foreign currency, except for transactions incidental to the settlement of purchases or sales of securities for the Balanced Fund and derivatives transactions in foreign currency to the extent permitted in the Prospectus;

(b) make an investment in order to exercise control or management over a company;

(c) make short sales, unless the Balanced Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Balanced Fund is in a short position;

(d) issue senior securities or trade in commodities or commodity contracts, other than options or futures contracts (including options on futures contracts) with respect to securities or securities indices, and except as described in the Prospectus;

(e) write uncovered options;

(f) purchase real estate or mortgages, provided that the Balanced Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

(g) invest in securities of registered investment companies;

(h) invest in oil, gas or mineral leases;

(i) purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions;

(j) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities; or

(k) underwrite the securities of any issuer.

The Trustee intends to operate the Balanced Fund as a “qualifying entity” pursuant to Regulation 4.5 of the Commodity Exchange Act.

3. Value of Units of the Balanced Fund. The initial value of Units of the Balanced Fund was the Unit value as of December 31, 1991 of the units maintained in Separate Account No. 100 under

Group Annuity Contract No. AC 2550 effective on August 30, 1984 and issued by The Equitable Life Assurance Society of The United States to the trustees of the American Bar Association Members Retirement Trust and the American Bar Association Members Pooled Trust for Retirement Plans. Units of the Balanced Fund, to the extent the Balanced Fund is invested through other Funds, will be valued based on the aggregate values of the Units of the Funds held by the Balanced Fund in accordance with Article IV of the Declaration of the Trust.

4. Restrictions on Withdrawals. Subject to the Declaration of Trust or as otherwise disclosed in the Prospectus or any supplement thereto, there is no restriction on withdrawal and transfer. A Participating Trust may request withdrawal of any number of Units of the Balanced Fund on any Business Day.

5. Fees. For services rendered to or on behalf of the Balanced Fund, State Street Bank and Trust Company will be entitled to receive compensation in the amounts and at the times set forth in Schedule A hereto.

6. Investment Advisors. The Trustee has determined that the fixed-income portion of the assets of the Balanced Fund shall be invested in the Bond Core Plus Fund (formerly the Intermediate Bond Fund) which comprises one of the Funds, and, effective July 6, 2009, the equity portion of the assets of the Balanced Fund shall be invested in the Large Cap Equity Fund which comprises one of the Funds. The Trustee shall monitor the performance of the Bond Core Plus Fund and the Large Cap Equity Fund in light of the Balanced Fund’s investment objective to determine whether the continued investment by the fixed-income portion and the equity portion of the Balanced Fund in the Bond Core Plus Fund and the Large Cap Equity Fund, respectively, remains appropriate. If the Trustee concludes that the investment objective or performance of the Bond Core Plus Fund or the Large Cap Equity Fund is no longer consistent with those of the fixed-income portion or the equity portion of the Balanced Fund, respectively, the Trustee may transfer all or a portion of the fixed-income or equity assets of the Balanced Fund that are invested in the Bond Core Plus Fund or the Large Cap Equity Fund, as the case may be, to registered investment companies or other collective funds managed by the State Street Bank and Trust Company that, in light of the respective investment objectives of the fixed-income or the equity portion of the Balanced Fund, the Trustee deems to be more appropriate.

The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Balanced Fund. Any such Investment Advisors shall be designated from time to time in Schedule B attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisors will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisors.

7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE has caused its name to be signed to this Amended and Restated Fund Declaration for the Balanced Fund by its proper officer as of June 29, 2009.

ATTEST:		STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE

By:	/s/ Lynda L. Hampton	By:	/s/ Monet T. Ewing
Name:	Lynda L. Hampton	Name:	Monet T. Ewing
Title:	Associate	Title:	Vice President

BALANCED FUND

NINTH AMENDED AND RESTATED FUND DECLARATION

SCHEDULE A

Effective as of July 6, 2009, for services rendered to or on behalf of the Balanced Fund and the Funds listed below, State Street Bank and Trust Company (“State Street Bank”) shall be entitled to receive with respect to the assets of the Balanced Fund and the Funds a Trust, Management and Administration fee, charged at the following annual rates as set forth below, which will accrue on a daily basis and will be paid monthly from the respective assets of the Balanced Fund and the Funds, provided that such fee shall be reduced for any Fund or the Balanced Fund by the amount of any fee1 received by State Street Bank (which for these purposes shall not exceed the amount set forth below), other than the fees expressly provided for in the Fund Declaration of such Fund or the Balanced Fund, as the case may be, on account of the investment of any assets of such Fund or the Balanced Fund in any other collective investment fund maintained by State Street Bank:

Aggregate Value of Assets (excluding for this purpose assets of a Fund consisting of direct holdings of Units in another Fund) in the Stable Asset
Return Fund, the Bond Core Plus Fund, the Balanced Fund, the Large Cap Equity Fund, the Small-Mid Cap Equity Fund, the International All Cap
Equity Fund, the Bond Index Fund, the Large Cap Index Equity Fund, All Cap Index Equity Fund, Mid Cap Index Equity Fund, Small Cap Index
Equity Fund, International Index Equity Fund, Real Asset Return Fund, the Retirement Date Funds and the Target Risk Funds

Rate
First $1.0 billion	.202%
Next $1.8 billion	.067%
Over $2.8 billion	.029%

[1]

For the avoidance of doubt, a fee for this purpose does not include any fee that is described in the Prospectus and that is received by State Street Bank from any underlying collective investment fund in which such Fund or Balanced Fund invests.

BALANCED FUND

NINTH AMENDED AND RESTATED FUND DECLARATION

SCHEDULE B

The portion of the Balanced Fund invested in equity securities is invested through the Large Cap Equity Fund, with respect to which the Trustee has retained Investment Advisors set forth in the Fund Declaration of the Large Cap Equity Fund. The portion of the Balanced Fund invested in debt securities is invested through the Bond Core Plus Fund, with respect to which the Trustee has retained Investment Advisors set forth in the Fund Declaration of the Bond Core Plus Fund.

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